Exhibit 10.9

Date:	4 Nov 2024
To:	Man Pong Jewellery Limited
Flat 14, 9/F, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon Bay, Kowloon, Hong Kong

Re: livi Business Consolidated Facility Letter

Livi Bank Limited (livi or we) is happy to make available certain banking facilities to you (Facility). The Facility is offered subject to the terms and conditions set out in this Facility Letter (this Letter), livi’s conditions for each facility as stated and incorporated by reference under this Letter (Product Conditions) and livi Conditions for Services (CFS). Words and expressions defined in the CFS and Product Conditions shall have the same meaning when used in this Letter and its Appendices.

Facility Letter no.	PAU2024101800000002

Borrower (you)	Man Pong Jewellery Limited

Conditions Precedents	The Facility is not available until we have confirmed receipt of the following documents in form and substance satisfactory to us:

-	a copy of this letter duly accepted and signed by you
-	Joint and several all-monies guarantee duly executed and delivered for our benefit by SZE Kam Fuk (each a Guarantor)
-	a certified extract of the minutes of your board of directors or other governing body and/or a confirmation duly signed by your director(s)

Facility Amount and Acceptance	livi Business Instalment Loan (SFGS)
Please refer to Schedule - livi Business Instalment Loan (SFGS).

You can accept the Facilities above within the time limit we specify. Unaccepted facility limit shall be cancelled.

Save for the facts (if any) indicated in your application, you confirm that:

Connected Parties	(a)	you and your guarantor(s) (if any) are not our connected party within the meaning of Rule 85 of Banking (Exposure Limits) Rules (Cap 155S Laws of Hong Kong), that is, you or your guarantor(s) are not (and are not a relative of) any of our directors, controllers or minority shareholder controllers, or our employee who is responsible for approving financial facilities; and

	(b)	you or your guarantor(s) are not (and are not a relative of) (i) our senior management or key staff, or (ii) any controllers, minority shareholder controllers, directors, senior management and key staff of our subsidiaries, affiliate and other entities over which we are able to exert control within the meaning of Supervisory Policy CR-G-9 issued by Hong Kong Monetary Authority.

You undertake to notify us promptly in writing if the above confirmation is no longer true and correct.

Credit Report	You acknowledge the contents of the Sharing of Credit Data - Customer Consent in Appendix I hereto and expressly agree and consent to the terms set out therein.

We advise that in connection with the consideration of your application for the facilities referred to in this letter, we have been provided with and considered Credit Report(s) on the individual Guarantor(s) provided by TransUnion.

Should any individual Guarantor wish to contact Trans Union for the purpose of making a data access request or data correction request under the Personal Data (Privacy) Ordinance, such Guarantor may do so by contacting Trans Union at the following address:

TransUnion Room 811, 8/F, Tower 5, The Gateway 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong

Governing Law and Jurisdiction	This Letter is governed by and shall be construed in accordance with Hong Kong law. You agree to submit to the non-exclusive jurisdiction of the Hong Kong courts.

Language	The Chinese version of this Letter is for reference only. The English version will prevail if there is any inconsistency between the Chinese and the English versions.

Please indicate your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate of this Letter within 60 days from the date of this Letter. If you have not accepted this Letter by that date, the offer in this Letter shall lapse unless otherwise agreed byus.

This Letter supersedes any previous offer, communication, agreement and arrangement in relation the subject matters issued by us.

We are pleased to be of services to you and look forward to a mutually beneficial relationship with you.

Yours faithfully

For and on behalf of

Livi Bank Limited

/s/ Authorized Signature

Authorised Signature(s)

By signing below I/we, the Borrower, hereby accept and agree to be bound by the terms and conditions of the Facility specified in this Letter including the terms and conditions specified in the Conditions and the CFS.

For and on behalf of

Man Pong Jewellery Limited

/s/ SZE Kam Fuk

Authorized signature

Signatory Name:

Date:

By counter-signing below I/each of us, the Guarantor, acknowledge(s) and accept(s) the terms and conditions of the Facility specified in this Letter including the terms and conditions specified in the Conditions and the CFS, and confirm(s) that the guarantee executed by me/each of us in favour of Livi Bank Limited shall cover, or continue to cover, all indebtedness hereunder.

/s/ SZE Kam Fuk

Guarantor signature

Guarantor name: SZE Kam Fuk

Date:

Appendix I

Customer’s Acknowledgement and Consent

(applicable to limited company)

To: Livi Bank Limited (the “Lender”)

Sharing of Credit Data -Customer Consent Form

Customer’s Acknowledgement and Consent

(1)	I/We hereby acknowledge and agree that, subject to paragraph (2), any information with respect to me/us which is provided by me/us at the Lender’s request or collected in the course of dealings between me/us and the Lender may be disclosed to, or used and retained by any credit reference agency or similar service provider for the purpose of verifying such information or enabling them to provide such information to other institutions:

(a)	in order that they may carry out credit and other status checks in respect of me/us in my/our capacity as applicant for, or guarantor of, credit facilities; and
(b)	for the purposes of reasonable monitoring of any indebtedness while there is a current default by me/us as borrower or guarantor.

(2)	I/We may by giving the Lender 90 days’ notice in writing(which will take effect from the date of receipt by the Lender) revoke the consent contained in paragraph (1).
(3)	If I/we give notice to revoke the consent given pursuant to paragraph (1) in accordance with paragraph (2):

(a)	subject to paragraphs (3)(t) and (g) below, the Lender may continue to disclose information pursuant to paragraph (1) until the notice of revocation given pursuant to paragraph (2) expires;
(b)	the Lender may notify all persons to whom the Lender is permitted to disclose information pursuant to paragraph (1) of the fact that a notice of revocation has been given pursuant to paragraph (2);
(c)	the Lender may regard the notice of revocation served on the Lender as also applying to the consent I/we have previously given in respect of all other credit facilities granted to me/us;
(d)	the Lender may terminate any facilities extended to me/us with effect from the date to be advised by the Lender;
(e)	the credit reference agency or similar service provider may continue to retain information provided to it by the Lender in its internal archive for its internal use but not for provision of such information to other institutions when they seek credit reports;
(f)	the Lender may continue to provide information relating to hire purchase and leasing transactions and loans to wholesalers and retailers to finance the acquisition of stock in trade to the credit reference agency or similar service provider notwithstanding revocation of the consent referred to in paragraph (2) above; and
(g)	the credit reference agency or similar service provider may continue to provide information relating to hire purchase and leasing transactions and loans to wholesalers and retailers to finance the acquisition of stock in trade and information which is a matter of public record notwithstanding the revocation of the consent referred to in paragraph (2) above.

(4)	Subject to paragraphs (2) and (3), this consent shall remain in effect:

(a)	as long as I/we maintain an account relationship with the Lender and for a period of five years thereafter; or
(b)	if later, for the period of five years after the date of settlement following a payment default of more than sixty days.

(5)	This Form supersedes any previous Customer Consent Form previously signed by me/us. The acknowledgement and agreement contained in this Form are in addition to and do not affect any agreement or consent contained in the Lender’s account documentation and/or standard terms and conditions.

Schedule - livi Business Instalment Loan (SFGS)

livi Business Instalment Loan is offered subject to the terms and conditions set out in livi Conditions for Business Instalment Loan (’“Product Conditions” in this Schedule). Words and expressions defined in the Product Conditions shall have the same meaning when used in this Schedule.

Facility Amount	up to HKD3,500,000.00
Tenor

60 months Not withstanding the tenor above, the Facility shall be cancelled and ceased to be operated after the guarantee period as stated in the relevant SFGS Guarantee (as defined below). All outstandings under the relevant Facilities shall be fully repaid on or before the last day of the relevant guarantee period.

Interest Rate	0.388% monthly flat rate
Repayment Method	Equal Instalment Amount. Please refer to repayment schedule.
Repayment Date	Please refer to the repayment schedule.
Disbursement	your livi Business account

Other Fees and Charges for the Facility	-	Facility Arrangement Fee: 0.25% of the accepted amount;
	-	Annualized Overdue Interest, Flat Default Charge, Early Settlement Fee: Please refer to our Fees & Charges schedule
	-	HKMCI Guarantee Fee: Single Upfront Guarantee Fee. For details, please consult HKMCI.

Documents Provided	We have provided the Product Conditions to you, which you acknowledge your receipt and consent.
Drawdown

Once you have accepted the Facility by countersigning the Facility Letter, you will be deemed to give us an irrevocable drawdown notice for the whole Facility amount under this livi Business Instalment Loan. Subject to fulfillment of all conditions precedent to our satisfaction and availability of fund, the Facilities are available for drawing by the Borrower within 60 days from the date of the Notification of Result of Application for Financing Guarantee issued by HKMCI (SFGS Notification).

Other Conditions

1.	SFGS Conditions Precedent

The Facility is not available until we have confirmed receipt of the following documents in form and substance satisfactory to us:-

(a)	all forms, declarations, supporting documents, duly executed and delivered by you or on your behalf, in application of a guarantee or ,as the case may be, a confirmation thereof (SFGS Guarantee) issued by HKMC Insurance Limited (HKMCI), including without limitations,

-	the application(s) for SFGS Guarantee prescribed by HKMCI (SFGS Application) duly completed and signed by the Borrower and the Guarantor(s), and submitted to the Bank for on-forwarding to HKMCI;
-	The Acceptance of Conditions for the Issue of a Guarantee (which is the form prescribed by HKMCI from time to time containing conditions for the issue of a SFGS Guarantee for acceptance by you before the issuance of a SFGS Guarantee) (SFGS Acceptance Form) duly completed and signed by you and submitted to the Bank for on-forwarding to HKMCI.

-	The SFGS Notification(s) duly issued by HKMCI specifying its decision to grant an approval-in-principle for the issuance of a SFGS Guarantee for the Facility; and
-	other documents as we and/or HKMCI may request including but not limited to all the necessary application documents and the relevant supporting documents including any documents reasonably required by the HKMCI in a Request for Further Information prescribed by HKMCI and/or those as may be required to evidence any and all licences, authorizations, consents or approvals necessary for the performance by you or the security provider(s) of their respective obligations under this Letter and the security documents,
(all together, “SFGS Documents”); and

(b)	a valid and effective SFGS Guarantee in such amount accepted by us. For the avoidance of doubt but without prejudice to the other provisions of this paragraph, we may withhold the granting of the Facility at any time should any of the conditions precedent or criteria set out in the SFGS Guarantee have not been duly complied with or fulfilled to the satisfaction of HKMCI (including without limitation the payment of the guarantee fees).

2.	Representations and Warranties

Without prejudice to any representations and warranties that you have made this Letter and/or the Product Conditions, you hereby make the following representations and warranties which you acknowledge expressly that we are to offer the Facility to you in reliance on all these representations and warranties that you make:

2.1.	Status

You are an eligible borrower as set out in the Guarantee Product Eligibility Criteria (as defined below).

2.2.	Governing Law and Judgments

In any proceedings taken in your jurisdiction of incorporation or establishment in relation to this Letter, the choice of Hong Kong law as the governing law of this Letter and any judgment obtained in Hong Kong against you with respect to this Letter will be recognised and enforced.

2.3.	Binding Obligations

The obligations expressed to be assumed by you in this Letter are legal and valid obligations binding on you and enforceable against you in accordance with the terms thereof.

2.4.	Execution of this Letter

Your execution of this Letter, your exercise of your rights and performance of your obligations hereunder and the transactions contemplated hereby do not and will not:

(a)	contravene any agreement, mortgage, bond or other instrument or treaty to which you are a party or which is binding upon you or any of your assets;
(b)	conflict with your memorandum and articles of association or any other constitutional documents; or
(c)	conflict with any applicable law or regulation.

You have the power to enter into this Letter and all corporate and other action required to authorise the execution of this Letter and the performance of your obligations hereunder has been duly taken. No limit on your powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by this Letter.

2.5	No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of yours, pending or threatened against you which would have a Material Adverse Effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

2.6.	No Material Adverse Change

Since the date of your most recent financial statements (or audited financial statements in the case where you are a limited company), there has been no material adverse change in the business or financial condition of yours.

2.7.	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable you lawfully to enter into, exercise your rights and perform and comply with your obligations in this Letter, (b) to ensure that your obligations in this Letter are legal, valid, binding and enforceable and (c) to make this Letter admissible in evidence in your jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

2.8.	Claims Pari Passu

Under the laws of your jurisdiction of incorporation or establishment in force at the date hereof, our claims against you under this Letter rank at least pari passu with claims of all your other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

2.9.	No Filing or Stamp Taxes

Under the laws of your jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that this Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Letter or the transactions contemplated by this Letter.

2.10.	No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of your in relation to this Letter, you will not be entitled to claim for yourself or any of your assets immunity from suit, execution, attachment or other legal process.

2.11.	No Winding-up

You have not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against you for your winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of your or of any or all of your assets or revenues.

2.12.	Written Information

All material written information supplied by you is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

2.13.	Solvency

You are able to pay your debts as they fall due and has not commenced negotiations with any one or more of your creditors with a view to the general readjustment or rescheduling of your indebtedness or made a general assignment for the benefit of or a composition with our creditors.

2.14.	Taxes

You have filed or caused to be filed all tax returns which are required to be filed by you and has paid all taxes shown to be due and payable by you on such returns or any assessment received by you, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by you.

2.15.	Compliance

You are, to the knowledge and belief of a senior officer of yours, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to your business and the effect of such non-compliance is not significantly adverse to you.

2.16.	Signatories’ Authority

Each signatory to the SFGS Application and this Letter for and on your behalf has the requisite authority and is duly authorised (in the case that you are a company) in accordance with your memorandum and articles of association and/or other corporate approvals or (in the case that you are a partnership) by all partners of such partnership to execute the SFGS Application and this Letter which shall be binding on you.

2.17.	Repeating Representations

All representations set out in this paragraph 2 are made by you as of the date of this Letter, and each of the representations and warranties set out in sub-paragraphs 2.1 (Status) to 2.8 (Claims Pari Passu), sub-paragraphs 2.10 (No Immunity) to 2.16 (Signatories’Authority) shall be deemed to be repeated by you by reference to the facts and circumstances then existing on each date on which a Drawdown is made under the this Facility and on each date on which any amount is payable by you under this Facility.

3.	Covenants

Without prejudice to any covenants and undertakings that you have made this Letter and/or the Product Conditions, you hereby undertake that:

3.1.	Maintenance of Legal Validity

You shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of your jurisdiction of incorporation or establishment to enable you to lawfully enter into and perform your obligations under this Letter and to ensure the legality, validity, enforceability or admissibility in evidence in your jurisdiction of incorporation of this Letter.

3.2.	Notification of Events of Default

You shall promptly inform us after you become aware of the occurrence of any default or event of default under this Letter and/or the Product Conditions or of any event which might reasonably be expected to have a Material Adverse Effect.

3.3.	Claims Pari Passu

Subject to sub-paragraph 3.13 below, you shall ensure that at all times our claims against you under this Letter rank and continue to rank at least pari passu with the claims of all your other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

3.4.	Taxes

You shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and a payment of which can be lawfully withheld.

3.5.	Information

You shall promptly deliver to us copies of all your audited and unaudited financial statements and such other reports and information relating to you as the Lender may reasonably request from time to time.

3.6.	Maintenance of Records

You shall maintain all books of records and accounts with respect to yourself and your business in good order.

3.7.	Inspection

You shall, upon our reasonable prior written notice and during normal working hours, permit and arrange for us or our other authorised representatives (including any person specified by HKMCI) to inspect all financial records and books of accounts and discuss your business affairs with your officers and advisors as we may reasonably request.

3.8.	Use of Proceeds

You shall apply the Facility solely for purpose as set out in your application to this Facility and approved by us, including the acquisition of assets (such as industrial or commercial properties, machinery and equipment, but excluding residential properties) to facilitate your business operations or of general working capital for your business operations and/or such other purposes as may be approved by us in writing.

3.9.	Compliance

You shall comply in all respects with the requirements of all applicable laws, mies and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect.

3.10.	Insurance

You shall maintain insurances on and in relation to your business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by you and is commercially available.

3.11.	Business

You shall ensure that:

(a)	you have power to own your assets and carry on business as conducted from time to time.

(b)	you have good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on your business; and

(c)	you have obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with your business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a Material Adverse Effect.

3.12.	Obligations

Without prejudice to the performance of your other obligations under this Letter and/or Product Conditions, you shall perform all your obligations under all of the material agreements or contracts to which you are a party.

3.13.	Security and Further Assurance

If by the terms of this Letter, security is to be given by you in favour of us, you shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of us, over each asset, right and benefit expressed to be subject to such security and ensure that we enjoy the priority which such security is expressed to have. You shall promptly execute all documents and do all things that we reasonably specify for the purpose of enabling us to exercise our rights under each security document or preserving the priority and effectiveness of such security. (For the avoidance of doubt, you confirm that all sums from time to time owing by you to us under this Letter are and shall be secured by all and any security created by you, before or at the date of this Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by you to us, and you will not seek to claim or assert anything to the contrary.)

3.14.	Payment of Fees

You shall at all times to procure a valid SFGS Guarantee is issued and in good standing in favour of us to secure your payment obligations under the Facility You shall pay to us the fees relating to the SFGS Guarantee issuing by HKMCI at any time, and for this purpose, you shall at all times and in any event within 3 days after our demand, pay all relevant fees and charges payable to us, HKMCI or any other person or do or refrain to do anything that we specify from time to time.

3.15.	HKMCl’s Priority

The Borrower and all the persons giving the security or guarantee to support/secure the obligation of the Borrower hereunder acknowledge that HKMCI’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies, if any, of any Guarantor and any person giving security or a guarantee or otherwise in relation to this Facility.

3.16.	Negative Undertakings

You shall not without our prior written consent:-

(a)	do or permit to be done anything which would prejudice or jeopardise the rights of us or HKMCI, or both, in respect of the Facility;

(b)	create, or permit to be created or subsist, any subsequent security ranking in priority to or paripassu with any security that may be given to or held by us for the Facility (whether exclusively or otherwise);

(c)	sell, sub-lease, charge, create any security or quasi-security (save for any lien arising by operation of law and in the ordinary course of trading) on, part with possession of or otherwise deal with such business installations and equipment and/or other assets (whether in whole or in part) without the prior written consent ofus, and, if the foregoing has not been complied with, you shall ensure that all the proceeds or sums realized or generated as a result shall be paid direct to us for application in or towards payment and discharge of the your payment obligation towards us, whether under this Facility or otherwise (which shall be reduced by the relevant amount accordingly).

3.17.	Disclosure of Information

You and each Guarantor(s) hereby acknowledges, agrees and authorise that we and our related bodies may disclose and/or transfer your/their personal data and other information from time to time in its possession to HKMCI in relation to the Facilities, the application for financing under the SFGS Guarantee, the relevant guarantee given by the Guarantor(s), you and/or any Guarantor and other related purposes. Your consent is hereby given for the HKMCI’s access to (and make copies of) all books, records, accounts and any other information concerning you or your business, whether in paper, electronic or any other form or medium, that is in the possession, custody or control of us specified in Part C of the SFGS Application, if any, for the purpose of processing the application, monitoring the performance of the Facility prior to the expiry of the SFGS Guarantee conducting due diligence review, processing a request for payment under the SFGS Guarantee and other related purposes.

3.18.	Information Inaccuracy

You shall inform us and the HKMCI if any of the information provided by you is no longer valid or accurate. You undertake to repay in full all the outstanding amounts with respect to the Facilities, with interest, prior to the expiry of the SFGS Guarantee, within such time specified upon notification by the HKMCI or us, if any information provided by you in connection with the SFGS Application, is no longer valid or accurate, or found to be false/no longer valid or accurate. You acknowledge that the HKMCI and we reserve the right to take any actions, including legal actions, deemed appropriate against you for furnishing false information.

3.19.	Suspension of Facility

Without prejudice to any rights and remedies that we or the HKMCI may have, you acknowledge that the HKMCI may forthwith request us to suspend the Facility, and we shall act accordingly, in the event that the HKMCI is in the opinion that you are

(a)	in breach of any of the undertakings given herein;

(b)	in breach of any of the terms and conditions mentioned in the SFGS Acceptance Form; or

(c)	no longer in compliance with, or has not complied with any terms and conditions set out in this Letter(s); and

3.20.	Appropriation of Funds Recovered

The Guarantor(s) and the security provider(s), who provide any security to support/secure your obligations, confirm that if they have provided guarantee(s) or other security to support/secure your other facilities granted by us, any amounts received therefrom after a demand has been made hereunder may at our sole discretion be applied to settle any outstanding hereunder or thereunder.

4.	Definitions

For the purpose of this Schedule,-

4.1.	“Material Adverse Effect” means (a) a material adverse effect on your business, assets, operations or condition (financial or otherwise); (b) a material impairment of your ability to perform any of your obligations under this Letter; or (c) a material impairment of the rights of, or benefits available to, us under this Letter and/or the Product Conditions.

4.2.	“Guarantee Product Eligibility Criteria” means the eligibility criteria for the SME Financing Guarantee Scheme product of HK.MCI under which the SFGS Guarantee is issued, as specified by the HK.MCI from time to time.

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